EXHIBIT 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

ELDORADO GOLD CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

		Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
		Newly Registered Securities
(1)	Fees to be Paid	Equity	Common Shares, no par value per share	Rule 457(c) and Rule 457(h)	8,493,172	$20.855	$177,125,102.06	0.0001531	$27,117.85
	Fees Previously Paid	-	-	-	-	-	-	-	-
	Total Offering Amounts						$177,125,102.06		$27,117.85
	Total Fee Offsets								$0.00
	Net Fee Due								$27,117.85

(1)

Represents (i) 7,183,172 additional common shares of Eldorado Gold Corporation (the “Common Shares”) issuable under the Eldorado Gold Corporation Amended and Restated Incentive Stock Option Plan as approved by shareholders as of June 3, 2025 (the “Stock Option Plan”) and (ii) 1,310,000 additional Common Shares issuable under the Eldorado Gold Corporation Amended and Restated Performance Share Unit Plan as approved by shareholders as of June 3, 2025 (the “PSU Plan”). The proposed maximum price per offering unit is estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”) on the basis of the average of the high and low prices for the Common Shares as reported on the NYSE on June 11, 2025.

Pursuant to Rule 416(a) under the Securities Act, this registration statement on Form S-8 covers any additional Common Shares that become issuable under the Stock Option Plan and the PSU Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without Eldorado Gold Corporation’s receipt of consideration which would increase the number of outstanding shares.